                                                               FILED PURSUANT TO
                                                                      RULE 424B2
                                                REGISTRATION STATEMENT 333-56664

PROSPECTUS

                                  AMGEN INC.


                       1,000,000 Shares of Common Stock

         This prospectus relates to up to 1,000,000 shares of our common stock that we may sell from time to time upon the exercise of nonqualified stock options granted under our stock option plans. We will sell the shares to trusts established for the benefit of certain participants under our plans and members of their immediate families.

         The exercise price of each option will be the fair market value of our common stock on the date of grant. Our common stock is traded on The Nasdaq National Market under the symbol AMGN. On May 18, 2001, the closing price of our common stock was $65.46 per share.

         Investing in common stock involves risks. See "Risk Factors" commencing on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 21, 2001

                               TABLE OF CONTENTS

RISK FACTORS.....................................................................................................     3
THE COMPANY......................................................................................................     6
USE OF PROCEEDS..................................................................................................     6
DETERMINATION OF OFFERING PRICE..................................................................................     6
DESCRIPTION OF THE PLANS AND THE OPTIONS.........................................................................     7
PLAN OF DISTRIBUTION.............................................................................................    11
LEGAL MATTERS....................................................................................................    11
EXPERTS..........................................................................................................    11
WHERE YOU CAN FIND MORE INFORMATION..............................................................................    11

                                 RISK FACTORS

         Amgen operates in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following risk factors should be considered carefully in evaluating Amgen and its business prior to purchasing the shares offered hereby.

Our product development efforts may not result in commercial products.
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         We intend to continue an aggressive product development program.
Successful product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development, such as in early human clinical trials, may fail to reach the market for a number of reasons, such as:

            . the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results

            . the product candidate was not effective in treating a specified condition or illness

            .   the product candidate had harmful side effects on humans

            . the necessary regulatory bodies, such as the U.S. Food and Drug Administration, did not approve our product candidate for an intended use

            . the product candidate was not economical for us to manufacture and commercialize

            . other companies or people have or may have proprietary rights to our product candidate, such as patent rights, and will not let us sell it on reasonable terms, or at all

            . the product candidate is not cost effective in light of existing therapeutics

         Several of our product candidates have failed at various stages in the product development process, including Brain Derived Neurotrophic Factor (BDNF), Megakaryocyte Growth and Development Factor (MGDF) and Glial Cell-line Derived Neurotrophic Factor (GDNF). For example, in 1997, we announced the failure of BDNF for the treatment of amyotrophic lateral sclerosis, or Lou Gehrig's Disease, because the product candidate, when administered by injection, did not produce acceptable clinical results for a specific use after a phase 3 trial, even though BDNF had progressed successfully through preclinical and earlier clinical trials. In addition, in 1998, we discontinued development of MGDF, a novel platelet growth factor, at the phase 3 trial stage after several people in platelet donation trials developed low platelet counts and neutralizing antibodies. In 1999 we discontinued development of GDNF after a phase 1/2 trial of GDNF in Parkinson's disease failed to demonstrate a statistically significant benefit. Of course, there may be other factors that prevent us from marketing a product. We cannot guarantee we will be able to produce commercially successful products. Further, clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval for product marketing has in the past varied by product and by the intended use of a product. We expect that this will likely be the case with future product candidates and we cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval. See "- Our current products and products in development cannot be sold if we do not obtain and maintain regulatory approval."

Our current products and products in development cannot be sold if we do not
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obtain and maintain regulatory approval.
---------------------------------------

         We conduct research, preclinical testing and clinical trials and we manufacture our product candidates. We also manufacture, price, sell, distribute and market our products for their approved indications. These activities are subject to extensive regulation by numerous state and federal governmental authorities in the U.S., such as the FDA and the Health Care Financing Administration, as well as by foreign countries, including the European Union. Currently, we are required in the U.S. and in foreign countries to obtain approval from those countries' regulatory authorities before we can market and sell our products in those countries. In our experience, obtaining regulatory approval is costly and takes many years, and after it is obtained, it remains costly to maintain. The FDA and other U.S. and foreign regulatory agencies have substantial discretion to terminate clinical trials, require additional testing, delay or withhold registration and marketing approval and mandate product withdrawals. EPOGEN(R) is currently approved in the U.S. and NEUPOGEN(R) is currently approved in the U.S., the EU and in some other foreign countries for specific uses. We currently manufacture and market EPOGEN(R) and NEUPOGEN(R) and we plan to manufacture and market many of our potential products. Even though we have obtained regulatory approval for EPOGEN(R) and NEUPOGEN(R), these products and our manufacturing processes are subject to continued review by the FDA and other regulatory authorities. In addition, later discovery of unknown problems with our products or manufacturing processes could result in restrictions on such products or manufacturing processes, including potential withdrawal of the products from the market. If regulatory authorities determine that we have violated regulations or if they restrict, suspend or revoke our prior approvals, they could prohibit us from manufacturing or selling EPOGEN(R) or NEUPOGEN(R) until we comply or indefinitely. In addition, if regulatory authorities determine that we have not complied with regulations in the research and development of a product candidate, then they may not approve the product candidate and we will not be able to market and sell it. If we are unable to market and sell our products or product candidates, our business would be adversely affected.

Guidelines and recommendations published by various organizations can reduce the
--------------------------------------------------------------------------------
use of our products.
-------------------

         Government agencies promulgate regulations and guidelines directly applicable to us and to our products. However, professional societies, practice management groups, private health/science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups/organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Organizations like these have in the past made recommendations about our products. Recommendations or guidelines that are followed by patients and health care providers could result in decreased use of our products. In addition, the perception by the investment community or stockholders that recommendations or guidelines will result in decreased use of our products could adversely affect prevailing market prices for our common stock.

Our sales depend on payment and reimbursement from third party payors, and a
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reduction in the payment rate or reimbursement could result in decreased use or
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sales of our products.
---------------------

         In both domestic and foreign markets, sales of our products are dependent, in part, on the availability of reimbursement from third party payors such as state and federal governments, under programs such as Medicare and Medicaid in the U.S., and private insurance plans. In certain foreign markets, the pricing and profitability of our products generally are subject to government controls. In the U.S., there have been, and we expect there will continue to be, a number of state and federal proposals that could limit the amount that state or federal governments will pay to reimburse the cost of drugs. In addition, we believe the increasing emphasis on managed care in the U.S. has and will continue to put pressure on the price and usage of our products, which may adversely impact product sales. Further, when a new therapeutic product is approved, the availability of governmental and/or private reimbursement for that product is uncertain, as is the amount for which that product will be reimbursed. We cannot predict the availability or amount of reimbursement for our product candidates, including those at a late stage of development, and current reimbursement policies for existing products may change at any time. For example, we believe that sales of ARANESP(TM) will be affected by government and private payor reimbursement policies.

         If reimbursement for EPOGEN(R) and NEUPOGEN(R) changes adversely or if we fail to obtain adequate reimbursement for our future products, health care providers may limit how much or under what circumstances they will administer them, which could reduce the use of our products or cause us to reduce the price of our products. This could result in lower product sales or revenues which could have a material adverse effect on us and our results of operations. For example, in the U.S. the use of EPOGEN(R) in connection with treatment for end stage renal disease is funded primarily by the U.S. federal government. In early 1997, HCFA instituted a reimbursement change for EPOGEN(R) which adversely affected Amgen's EPOGEN(R) sales, until the policies were revised. Therefore, as in the past, EPOGEN(R) sales could be adversely affected by future changes in reimbursement rates or the basis for reimbursement by the federal government for the end stage renal disease program.

If our intellectual property positions are challenged, invalidated or
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circumvented, or if we fail to prevail in present and future intellectual
-------------------------------------------------------------------------
property litigation, our business could be adversely affected.
-------------------------------------------------------------

         The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding breadth of claims allowed in such companies' patents. Third parties may challenge, invalidate or circumvent our patents and patent applications relating to our products, product candidates and technologies. In addition, our patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe our patents. For certain of our product candidates, there are third parties who have patents or pending patents that they may claim prevent us from commercializing these product candidates in certain territories. Patent disputes are frequent, costly and can preclude commercialization of products. We are currently, and in the future may be, involved in patent litigation. For example, we are involved in ongoing patent infringement lawsuits against Transkaryotic Therapies, Inc. and Aventis S.A. with respect to our erythropoietin patents. The trial court decided in our favor on January 19, 2001, however, Transkaryotic Therapies, Inc. and Aventis S.A. have appealed the decision. If we ultimately lose these or other litigations we could be subject to competition and/or significant liabilities, we could be required to enter into third party licenses for the infringed product or technology, or we could be required to cease using the technology or product in dispute. In addition, we cannot guarantee that such licenses will be available on terms acceptable to us.

         Our success depends in part on our ability to obtain and defend patent rights and other intellectual property rights that are important to the commercialization of our products and product candidates. We have filed applications for a number of patents and have been granted patents relating to erythropoietin, recombinant G-CSF and our other products and potential products. We market our erythropoietin and G-CSF products as EPOGEN(R) and NEUPOGEN(R), respectively. In the United States, we have been issued several patents relating to erythropoietin that generally cover DNA and host cells, processes for making erythropoietin, various product claims to erythropoietin, cells that make levels of erythropoietin and pharmaceutical compositions of erythropoietin. We have also been issued U.S. patents relating to G-CSF that cover aspects of DNAs, vectors, cells, processes, polypeptides, methods of treatment using G-CSF polypeptides, methods of enhancing bone marrow transplantation and treating burn wounds, methods for recombinant production of G-CSF and analogs of G-CSF. We also have a patent in the EU relating to erythropoietin and a patent in the EU relating to G-CSF, and two patents in the EU relating to darbepoetin alfa and hyperglycosylated erythropoietic proteins.

We face substantial competition, and others may discover, develop, acquire or
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commercialize products before or more successfully than we do.
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         We operate in a highly competitive environment. Our products compete with other products or treatments for diseases for which our products may be indicated. For example, although we maintain a substantial share of the chemotherapy induced neutropenia market, NEUPOGEN(R) competes against a product marketed by Immunex Corporation. EPOGEN(R) faces competition from other treatments for anemia in end stage renal disease patients in the U.S. Further, we believe that some of our late stage product candidates may face competition when they are approved and marketed. For example, ARANESP(TM) will compete with an epoetin alfa product marketed by Johnson & Johnson in certain anemia markets and anakinra could compete with rheumatoid arthritis products marketed by Immunex, Centocor Inc./Johnson & Johnson and others. Additionally, some of our competitors, including biotechnology and pharmaceutical companies, market products or are actively engaged in research and development in areas where we are developing product candidates. Large pharmaceutical corporations may have greater clinical, research, regulatory and marketing resources than we do. In addition, some of our competitors may have technical or competitive advantages over us for the development of technologies and processes. These resources may make it difficult for us to compete with them to successfully discover, develop and market new products.

Our operating results may fluctuate, and this fluctuation could cause financial
-------------------------------------------------------------------------------
results to be below expectations.
--------------------------------

         Our operating results may fluctuate from period to period for a number of reasons. In budgeting our operating expenses, we assume that revenues will continue to grow; however, some of our operating expenses are fixed in the short term. Because of this, even a relatively small revenue shortfall may cause a period's results to be below our expectations or projections. A revenue shortfall could arise from any number of factors, some of which we cannot control. For example, we may face:

            .   lower than expected demand for our products

            . changes in the government's or private payors' reimbursement policies for our products

            .   changes in wholesaler buying patterns

            .   increased competition from new or existing products

            .   fluctuations in foreign currency exchange rates

            .   changes in our product pricing strategies

         Of these, we would only have control over changes in our product pricing strategies and, of course, there may be other factors that affect our revenues in any given period.

We plan to grow rapidly, and if we fail to adequately manage that growth our
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business could be adversely impacted.
------------------------------------

         We have an aggressive growth plan that includes substantial and increasing investments in research and development, sales and marketing and facilities. Our plan has a number of risks, some of which we cannot control. For example:

            . we may need to generate higher revenues to cover a higher level of operating expenses, and our ability to do so may depend on factors that we do not control

            . we may need to attract and assimilate a large number of new employees

            . we may need to manage complexities associated with a larger and faster growing organization

            . we will need to accurately anticipate demand for the products we manufacture and maintain adequate manufacturing capacity, and our ability to do so may depend on factors that we do not control

         Of course, there may be other risks and we cannot guarantee that we will be able to successfully manage these or other risks.

Our stock price is volatile, which could adversely affect your investment.
-------------------------------------------------------------------------

         Our stock price, like that of other biotechnology companies, is highly volatile. For example, in the fifty-two weeks prior to May 18, 2001, the trading price of our common stock has ranged from a high of $80.4375 per share to a low of $45.4375 per share. Our stock price may be affected by such factors as:

            .   clinical trial results

            .   product development announcements by us or our competitors

            .   regulatory matters

            .   announcements in the scientific and research community

            .   intellectual property and legal matters

            .   changes in reimbursement policies or medical practices

            .   broader industry and market trends unrelated to our performance


         In addition, if our revenues or earnings in any period fail to meet the investment community's expectations, there could be an immediate adverse impact on our stock price.

                                  THE COMPANY

        We are a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1789, and our telephone number is
(805) 447-1000.


                                 USE OF PROCEEDS

         We intend to use the proceeds from the sale of the shares for general corporate purposes.

                        DETERMINATION OF OFFERING PRICE

         We will sell the shares in accordance with the terms of the plans and the options. Pursuant to the plans, the exercise price of each option will be determined by our Board of Directors or a committee of the Board but the exercise price of each option cannot be less than 100% of the fair market value of our common stock on the date the option is granted.

                           DESCRIPTION OF THE PLANS

         We will issue options under two equity incentive plans. The following description is a summary of the material provisions of the plans. We urge you to read the plans in their entirety because they, and not this description, define the terms of the options and your rights under the plans. Copies of the plans are available to you on request. You may request copies of these documents at our address shown under the caption "Where You Can Find More Information."

General
-------

         We maintain an Amended and Restated 1991 Equity Incentive Plan and an Amended and Restated 1997 Special Non-Officer Equity Incentive Plan. The purpose of both plans are to provide our, and our affiliates', employees and consultants or trusts set up by either of them, an opportunity to benefit from increases in the value of our common stock. The plans allow us to achieve this purpose by granting stock options, stock bonuses and rights to purchase restricted stock.

         There are 192,000,000 shares of our common stock authorized for issuance upon the exercise of options or other grants under the 1991 plan and 89,000,000 shares authorized for issuance upon the exercise of options or other grants under the 1997 plan. If a right granted under either plan expires or is terminated without having been exercised, the common stock not purchased pursuant to that right will remain available for issuance under the applicable plan. Neither plan is subject to any provisions of the Employee Retirement Income Security Act of 1974.

Administration
--------------

         Both plans are administered by our Board or the Compensation Committee of our Board. Subject to the terms and conditions of the plans, the Board or the Compensation Committee has the authority to select optionees under the plans, and to determine the terms and conditions of the rights granted to any optionee. The Board or the Compensation Committee may also take all other actions necessary or advisable for the administration of the plans. We pay the cost of administering the plans.

Eligibility
-----------

         Options may be granted under either plan to our employees and consultants, or a trust set up by an eligible employee for the benefit of the employee or members of his or her immediate family. Our directors and officers are not eligible to receive grants under the 1997 plan.

         Options granted under the 1991 plan can be incentive stock options or nonqualified stock options, both as defined in the Internal Revenue Code. Incentive stock options cannot be granted under the 1997 plan. The aggregate fair market value of incentive stock options granted in any calendar year may not exceed $100,000. Under either of the plans, no person is eligible to receive options covering more than 2,000,000 shares of our common stock in any calendar year.

Option Price and Exercise
-------------------------

         The exercise price of options granted under either plan must be at least 100% of the fair market value of the underlying common stock on the date of grant. An optionee may pay the exercise price either in cash, pursuant to a deferred payment or other arrangement, or in any other form of legal consideration acceptable to our Board.

         Options may become exercisable, or vest, with respect to some or all of the shares from time to time as determined at time of grant. We may also accelerate the vesting schedule for any option granted under the plans.

         Generally, our past option agreements have provided for accelerated vesting of options if the optionee, or the employee to whom the trust relates, if the optionee is a trust, voluntarily retires at or after age 60. Our past option agreements have also generally provided that, if an optionee terminates his or her employment with us or an affiliate due to death or disability, the vesting dates for options granted to that employee or his or her trust are accelerated by twelve months for each year of his or her employment with the Company.

         An optionee may exercise an option or any portion of an option by delivering a notice of exercise, together with the exercise price, to our Stock Administration Department, together with any additional documents we may require under the plans or option grant agreements.

         Neither an optionee nor any permitted transferee will have any of the rights of a holder of common stock shares subject to an option unless and until such person has exercised an option pursuant to its terms.

Term of Options
---------------

         The individual option agreements by which options are granted will set the dates on which options under the plans first become exercisable and on which they expire. The maximum term of options under the plans is 10 years, except the maximum term is five years for some incentive stock options.

         Options terminate three months after the termination of the employee's employment with us or our affiliate or relationship as our or our affiliate's consultant or director unless the terms of the option specifically provide otherwise. Similarly, our Board or the Compensation Committee may provide that options continue to be exercisable for a specified period of time following the employee's permanent disability, within the meaning of Section 422(c)(6) of the Internal Revenue Code, death or otherwise. If any portion of an option is not exercisable on the date on which an employee's employment or relationship with us or our affiliate or as our or our affiliate's consultant or director ends, it immediately terminates on that date.

         No portion of an option granted under our 1997 plan will be exercisable by any person if our federal income tax deduction with respect to the exercise of the portion would be subject to disallowance under Section 162(m) of the Code or any successor to Section 162(m). This remaining portion will not terminate until three months after our federal income tax deduction with respect to the exercise of the option ceases to be disallowed under Section 162(m).

Grant of Reload Option upon Exercise by Surrendering Shares of Company
----------------------------------------------------------------------
Stock
-----

         Under the 1991 plan, the Board has the authority to include as part of any option agreement a provision entitling the optionee to one further option, called a reload option, in the event the optionee exercises the option, in whole or in part, by surrendering other shares of our common stock in accordance with the plan and the terms and conditions of the option agreement. However, by resolution of our Board adopted June 23, 1998, stock options granted after June 23, 1998 do not include a reload option. The Board, however, may adopt a resolution authorizing the grant of reload options in the future.

         Any reload option will be for a number of shares equal to the number of shares surrendered as part or all of the exercise price of such option, and will have an expiration date which is the same as the expiration date of the option the exercise of which gave rise to such reload option. Additionally, it will have an exercise price which is equal to 100% of the fair market value of the common stock subject to the reload option on the date of exercise of the original option.

         Any reload option may be an incentive stock option or a nonqualified stock option, except that the designation of any reload option as an incentive stock option will be subject to the $100,000 annual limitation on exercisability of incentive stock options described under "Eligibility" above. There will be no reload option on a reload option. Any reload options will be subject to the availability of sufficient shares under the 1991 Plan and to such other terms and conditions as the Board may determine.

Transferability
---------------

         Generally, optionees may designate certain types of trusts designated in the plan as beneficiaries with respect to options under the plans. In the absence of any designation, options granted to an optionee, other than a trust, may be exercised after such optionee's death only by the person to whom the optionee's rights pass by will or by the laws of descent and distribution. Unless the option has been assigned pursuant to a qualified domestic relations order, during the lifetime of the employee with respect to whom an option was granted, only the person to whom the option was granted may exercise the option.


Terms of Non-Discretionary Formula Options Awarded to Non-Employee
------------------------------------------------------------------
Directors
---------

         Our 1991 plan provides a formula by which our directors who do not also serve as our employees are granted options each year. On January 27 of each year, each of our directors who is not also one of our employees is automatically granted, under the 1991 plan, a nonqualified option to purchase 16,000 shares of our common stock. The amount of these formula options granted each year is subject to adjustment upon certain changes in the common stock such as stock splits or stock dividends. Under the 1991 plan, any person who becomes a non-employee director, upon the date such person becomes a non-employee director, is automatically granted a nonqualified stock option to purchase 60,000 shares of our common stock, again subject to certain changes in the common stock such as stock splits or stock dividends.

         Exercise Price, Term. The exercise price of these formula options must be equal to 100% of the fair market value of our common stock on the date of the option grant. The term of each formula option will be 10 years from the date it was granted.

         Option Exercise. Formula options granted under the 1991 plan will not become exercisable unless the director has, at the time of grant, provided three years of continuous service as a non-employee director following the date of grant of the option, whereupon such option becomes fully vested and exercisable. The Board has the power, at its discretion, to accelerate a formula option's vesting date.

         Grant of Reload Option upon Exercise by Surrendering Shares of Common Stock. Like other options, formula options granted before June 23, 1998 include a provision entitling the optionee to a further option in the event the optionee exercises the option, in whole or in part, by surrendering other shares of our common stock in accordance with the 1991 plan and the terms and conditions of the option grant. Formula options granted after June 23, 1998 do not include this reload option.

Adjustments Upon Certain Transactions
-------------------------------------

         The Board or Compensation Committee shall make adjustments to the plans and any or all outstanding options if we undergo any of the following events: a recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off combination, repurchase, liquidation, dissolution, dividend or other distribution, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or exchange of our common stock or our other securities, issuance of warrants or other rights to purchase our common stock, or other similar corporate transaction or event, which affects our common stock so that, in the Board's or the Compensation Committee's sole discretion, an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plans or with respect to the options. Adjustments may include a change in the number and kind of shares of common stock or other securities or property with respect to which options may be granted under the plans, a change in the number and kind of shares of common stock or other securities or property subject to outstanding options, and/or a change in the grant or exercise price with respect to any option granted under the plans.

         If the Compensation Committee or the Board adjusts any or all of the outstanding options by providing that such options will be assumed by a successor or survivor corporation, or a parent or subsidiary thereof, or will be substituted for by similar options, rights or awards covering the common stock of such corporation, the Compensation Committee or the Board may, in its sole discretion, determine that the transfer of the optionee's or other holder's employment or consulting relationship to such corporation will not constitute a termination of the optionee's or holder's employment or consulting relationship with us. Any adjustments made by the Compensation Committee or the Board will be final, binding and conclusive on all persons.

Change of Control
-----------------

         For purposes of the plans, a change in control occurs upon the occurrence of any of four events. First, a change of control occurs upon the acquisition of beneficial ownership of 50% or more of either the then outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors. A second form of change of control occurs at the time individuals making up our Board on April 2, 1991, in the case of the 1991 plan, or on December 7, 1997 in the case of the 1997 plan, cease for any reason to constitute at least a majority of the Board, except that Board members elected after these dates will be considered members of the Board as of the applicable date if this new member's election, or nomination for election by the stockholders, was approved by a majority of the directors as of the applicable date. A change of control also occurs immediately prior to our consummation of a reorganization, merger, or consolidation with respect to which persons who were our stockholders immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's voting securities entitled to vote generally in the election of directors, or upon our liquidation or dissolution or the sale of all or substantially all of our assets. Finally, a change of control occurs upon the occurrence of any other event which the Board, as of the dates described above in the second form of change of control, determines is a change of control.

         Upon the occurrence of a change in control, to the extent permitted by applicable law, the vesting and exercisability of any outstanding stock option under the plans will accelerate. Upon and following such acceleration, at the election of the holder, stock options may be exercised or, if the surviving or acquiring corporation agrees to assume the stock options or substitute similar options, the stock awards or options may be assumed or replaced with substitute stock options. Options not exercised, substituted or assumed prior to or upon the change in control will be terminated.

Duration, Amendment and Termination of the Plans
------------------------------------------------

         The 1991 plan does not provide for a termination date; however, no incentive stock options may be granted under the 1991 plan after February 22, 2009. The 1997 plan will terminate on December 9, 2007 unless the Board terminates it or amends it earlier. The Board may suspend or terminate either plan without stockholder approval or ratification at any time or from time to time. The Board may amend the plans at any time or from time to time. However, no amendment will be effective unless approved by our stockholders within 12 months before or after its adoption by the Board if the amendment would modify the requirements as to eligibility for participation, to the extent such modification requires stockholder approval in order for the plans to satisfy
Section 422(b) of the Internal Revenue Code, or would increase the number of shares reserved except for adjustments discussed under the heading "Adjustment Provisions," or would modify the plans in any other way if such modification requires stockholder approval in order for the plans to satisfy the requirements of Section 422(b) of the Internal Revenue Code. All other amendments to the plans will be effective without stockholder approval. No amendment, suspension or termination may impair the rights or obligations under any stock award or option except with the consent of the recipient.

Certain Federal Income Tax Consequences
---------------------------------------

         The tax consequences of the plans under current federal law are summarized in the following discussion which deals with the general tax principles applicable to non-qualified options and incentive stock options which may be granted under the plans, and is intended for general information only. State and local income taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

         Non-qualified Stock Options. For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of a nonqualified option under the plans, but will recognize ordinary income, and we generally will be entitled to a deduction, upon the exercise of the option. The amount of income recognized by the optionee, and the amount that we generally may deduct, generally will be equal to the excess, if any, of the fair market value of the shares on the date of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee's basis for the common stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the common stock on the date of exercise of the option, and any subsequent gain or loss will generally be taxable as capital gain or loss.

         Incentive Stock Options. For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of an incentive stock option or when the option is exercised. However, the amount by which the fair market value of the shares on the date of exercise exceeds the aggregate exercise price paid for the shares will be an "item of adjustment" to the optionee for purposes of the alternative minimum tax. Gain realized by an optionee upon the sale of shares acquired upon the exercise of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year after the date on which the option was exercised. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of the exercise of the option will be taxable at ordinary income rates, and we generally will be entitled to a deduction to the extent the optionee recognizes ordinary income.

         We recommend that participants under the plans consult their personal tax advisers with respect to the tax aspects of option grants, exercises, and the subsequent disposition of shares upon exercise of the options.

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

                             PLAN OF DISTRIBUTION

         The shares are being registered to permit us to sell such shares, upon the exercise of options, to trusts established for the benefit of participants under the plans and members of their immediate families. We have agreed, among other things, to bear all expenses in connection with the Registration Statement and the sale of the shares covered by this prospectus. We estimate that expenses in connection with this offering will be approximately $60,000. The shares may be sold from time to time in one or more transactions at offering prices determined in accordance with the terms of the options. Some of the shares may be sold to our affiliates. Affiliates may not resell these shares except pursuant to an effective registration statement covering their resale or pursuant to an exemption from such registration, including, among others, the exemption provided by Rule 144 under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for us by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 appearing in our Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the Commission's Public Reference Facility at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and all future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

         (1)  Annual Report on Form 10-K for the year ended December 31, 2000;

         (2)  Quarterly Report on Form 10-Q for the quarter ended March 31,
              2001;

         (3) Description of our common stock, contractual contingent payment rights and preferred share rights plan contained in the two Registration Statements on Form 8-A filed with the Commission on September 7, 1983 and April 1, 1993, the Form 8-K filed with the Commission on February 28, 1997 and the Form 8-K filed with the Commission on December 18, 2000.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any document that we subsequently file with the Commission and incorporate by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.


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         You may request copies of any of these documents, at no cost by writing or telephoning us at the following address: Manager of Investor Relations of Amgen, One Amgen Center Drive, Thousand Oaks, California 91320-1789, (805) 447-3352.

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